EXHIBIT 4.1

THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Principal Amount: $[_______________]	Issue Date: __________, 2012

SENIOR SECURED PROMISSORY NOTE

FOR VALUE RECEIVED, CAMBRIDGE HEART, INC., a Delaware corporation (hereinafter called “Borrower”), hereby promises to pay [_______________] or its registered assigns (the “Holder”), address at [_______________], Fax: [_______________], without demand, the sum of [_______________] Dollars ($[_______________]) (“Principal Amount”), with interest accruing thereon, on March 31, 2013 (the “Maturity Date”), if not sooner paid or modified as permitted herein.

This Note has been entered into pursuant to the terms of a subscription agreement by and among the Borrower, the Holder and certain other holders (the “Other Senior Holders”) of convertible promissory notes (the “Other Senior Notes”), dated of even date herewith (the “Subscription Agreement”) for an aggregate Principal Amount of up to $300,000.  Unless otherwise separately defined herein, each capitalized term used in this Note shall have the same meaning as set forth in the Subscription Agreement.  The following terms shall apply to this Note:

ARTICLE I

GENERAL PROVISIONS

1.1            Interest Rate.   This Note will bear interest at a rate of eight percent (8%) which interest shall be payable in full on the Maturity Date or sooner as described below.  Interest will be payable in cash.

1.2            Payment Grace Period.  The Borrower shall not have any grace period to pay any monetary amounts due under this Note.  After the Maturity Date and during the pendency of an Event of Default (as defined in Article IV), a default interest rate of fifteen percent (15%) per annum shall be in effect.

1.3            Pari Passu.   Except as otherwise set forth herein, all payments made on this Note and the Other Senior Notes and all actions taken by the Borrower with respect to this Note and the Other Senior Notes, shall be made and taken pari passu with respect to this Note and the Other Senior Notes.  Notwithstanding anything to the contrary contained herein or in the Transaction Documents,  it shall not be considered non-pari passu for a Holder or Other Senior Holder to elect to receive interest paid in shares of Common Stock or for the Borrower to actually pay interest in shares of Common Stock to such electing Holder or Other Senior Holder.

1.4            Application of Payments.  Payments made in connection with this Note shall be applied first to amounts due hereunder other than principal and interest, thereafter to Interest and finally to Principal Amount.

1.5            Miscellaneous.   Interest on this Note shall be calculated on the basis of a 360 day year and the actual number of days elapsed. Principal and interest on this Note and other payments in connection with this Note shall be payable at the Holder’s offices as designated above in lawful money of the United States of America in immediately available funds without set-off, deduction or counterclaim.  Upon assignment of the interest of Holder in this Note, Borrower shall instead make its payment pursuant to the assignee’s instructions upon receipt of written notice thereof. When due, the amounts payable under this Note and the Other Senior Notes shall be paid in full prior to any payment of any other obligations under the Prior Notes (as defined in the Subscription Agreement).

ARTICLE II

PREPAYMENT AND ACCELERATION

2.1.           Prepayment.  This Note may be prepaid in whole or in part at any time and from time to time without premium.

2.2.           Fundamental Transaction.  Upon the occurrence of a Fundamental Transaction, then until twenty (20) business days after the Borrower notifies the Holder of the occurrence of the Fundamental Transaction, the Holder may elect to accelerate the Maturity Date as of the date of the Fundamental Transaction and receive payment for the then outstanding Principal Amount, and any other amount owed to the Holder pursuant to the Transaction Documents. As used in this section 2.2, a “Fundamental Transaction” includes (A) any merger or consolidation of the Borrower with or into another entity, (B)  any sale of all or substantially all of the Borrower’s assets in one or a series of related transactions, (C) the completion of any tender offer or exchange offer (whether by the Borrower or another entity) pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, (D) consummation of a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) between the Borrower and one or more persons or entities whereby such other persons or entities acquire more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by such other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock purchase agreement or other business combination), (E) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate Common Stock of the Borrower), or (F)  any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than a reverse merger).

ARTICLE III

Reserved.

ARTICLE IV
EVENT OF DEFAULT

The occurrence of any of the following events of default (“Event of Default”) shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment or grace period, all of which hereby are expressly waived, except as set forth below:

4.1            Failure to Pay Principal or Interest.  The Borrower (i) fails to pay any installment of principal payable under this Note or (ii) fails to pay any interest or other sums payable under this Note, in each case within ten (10) days after such amounts are due.

4.2            Breach of Covenant.  The Borrower or any Subsidiary breaches any material covenant or other term or condition of the Subscription Agreement, Transaction Documents or this Note, except for a breach of payment, in any material respect and such breach, if subject to cure, continues uncured for a period of ten (10) days.
4.3            Breach of Representations and Warranties.  Any material representation or warranty of the Borrower made herein, in the Subscription Agreement, or the Transaction Documents shall be false or misleading in any material respect as of the date made and the Closing Date.

4.4            Liquidation.   Any dissolution, liquidation or winding up by Borrower or a Subsidiary of a substantial portion of their business.

4.5            Cessation of Operations.   Any cessation of operations by Borrower or a Subsidiary.

4.6            Maintenance of Assets.   The failure by Borrower or any Subsidiary to maintain any material intellectual property rights, personal, real property, equipment, leases or other assets which are necessary to conduct its business (whether now or in the future), and such failure is not cured by Borrower within ten (10) days written notice to Borrower from Holder.

4.7            Receiver or Trustee.  The Borrower or any Subsidiary shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

4.8            Judgments.  Any money judgment, writ or similar final process shall be entered or made in a non-appealable adjudication against Borrower or any Subsidiary or any of its property or other assets for more than $100,000 in excess of the Borrower’s insurance coverage, unless stayed vacated or satisfied within thirty (30) days.

4.9            Bankruptcy.  Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower or any Subsidiary.

4.10          Reserved.

4.11          Non-Payment.   A default by the Borrower or any Subsidiary under any one or more obligations in an aggregate monetary amount in excess of $100,000 for more than thirty (30) days after the due date, unless the Borrower or such Subsidiary is contesting the validity of such obligation in good faith.

4.12          Reserved.

4.13          Reserved.

4.14          Reserved.

4.15          Financial Statement Restatement.  The restatement after the date hereof of any financial statements filed by the Borrower with the Securities and Exchange Commission for any date or period from two years prior to the Issue Date of this Note and until this Note is no longer outstanding, if the result of such restatement would, by comparison to the unrestated financial statements, have constituted a Material Adverse Effect.  For the avoidance of doubt, any restatement related to new accounting pronouncements shall not constitute a default under this Section 4.15.

4.16          Reserved

4.17          Reserved

4.18          Event Described in Subscription Agreement.  The occurrence of an Event of Default as described in the Subscription Agreement or any other Transaction Document that, if susceptible to cure, is not cured during any designated cure period.

4.19          Notification Failure.   A failure by Borrower to notify Holder of any material event of which Borrower is obligated to notify Holder pursuant to the terms of this Note or any other Transaction Document.

4.20          Reserved.

4.21          Cross Default.  A default by the Borrower of a material term, covenant, warranty or undertaking of any other agreement to which the Borrower and Holder are parties, or the occurrence of an event of default under any such other agreement to which Borrower and Holder are parties which is not cured after any required notice and/or cure period.

4.22          Other Note Default.   The occurrence of an Event of Default under any Other Senior Note or any Prior Note (as defined in the Subscription Agreement).

ARTICLE V

SECURITY INTEREST

5.             Security Interest/Waiver of Automatic Stay.   This Note is secured by a security interest granted to the Collateral Agent (for the benefit of Holder, the Other Senior Holders and the holders of Prior Notes) pursuant to a Security Agreement, as delivered by Borrower to Holder.  The Borrower acknowledges and agrees that should a proceeding under any bankruptcy or insolvency law be commenced by or against the Borrower or a Subsidiary, or if any of the Collateral (as defined in the Security Agreement) should become the subject of any bankruptcy or insolvency proceeding, then the Holder should be entitled to, among other relief to which the Holder may be entitled under the Transaction Documents and any other agreement to which the Borrower or a Subsidiary and Holder are parties (collectively, “Loan Documents”) and/or applicable law, an order from the court granting immediate relief from the automatic stay pursuant to 11 U.S.C. Section 362 to permit the Holder to exercise all of its rights and remedies pursuant to the Loan Documents and/or applicable law. THE BORROWER EXPRESSLY WAIVES THE BENEFIT OF THE AUTOMATIC STAY IMPOSED BY 11 U.S.C. SECTION 362.  FURTHERMORE, THE BORROWER EXPRESSLY ACKNOWLEDGES AND AGREES THAT NEITHER 11 U.S.C. SECTION 362 NOR ANY OTHER SECTION OF THE BANKRUPTCY CODE OR OTHER STATUTE OR RULE (INCLUDING, WITHOUT LIMITATION, 11 U.S.C. SECTION 105) SHALL STAY, INTERDICT, CONDITION, REDUCE OR INHIBIT IN ANY WAY THE ABILITY OF THE HOLDER TO ENFORCE ANY OF ITS RIGHTS AND REMEDIES UNDER THE LOAN DOCUMENTS AND/OR APPLICABLE LAW.  The Borrower hereby consents to any motion for relief from stay that may be filed by the Holder in any bankruptcy or insolvency proceeding initiated by or against the Borrower and, further, agrees not to file any opposition to any motion for relief from stay filed by the Holder.  The Borrower represents, acknowledges and agrees that this provision is a specific and material aspect of the Loan Documents, and that the Holder would not agree to the terms of the Loan Documents if this waiver were not a part of this Note. The Borrower further represents, acknowledges and agrees that this waiver is knowingly, intelligently and voluntarily made, that neither the Holder nor any person acting on behalf of the Holder has made any representations to induce this waiver, that the Borrower has been represented (or has had the opportunity to he represented) in the signing of this Note and the Loan Documents and in the making of this waiver by independent legal counsel selected by the Borrower and that the Borrower has discussed this waiver with counsel.

ARTICLE VI

MISCELLANEOUS

6.1            Failure or Indulgence Not Waiver.  No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

6.2            Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, facsimile, or email, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery, delivery by email, or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the first business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be: (i) if to the Borrower to: Cambridge Heart, Inc., 100 Ames Pond Drive, Tewksbury, MA 01876, Attn:  Chief Financial Officer, facsimile: (978) 654-4501, with a copy by fax only to (which shall not constitute notice): Nutter McClennen & Fish LLP, Seaport West, 155 Seaport Boulevard, Boston, MA 02210, Attn: Michelle L. Basil, Esq., facsimile: (617) 310-9477, and (ii) if to the Holder, to the name, address, email address and facsimile number set forth on the signature page of the Subscription Agreement.

6.3            Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the Holder or as set forth in Section 14(j) of the Subscription Agreement. The term “Note” and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

6.4            Assignability.  This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.  The Borrower may not assign its obligations under this Note.

6.5            Cost of Collection.  If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys’ fees.

6.6            Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement must be brought only in the civil or state courts of New York or in the federal courts located in the State and county of New York.  Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the jurisdiction of such courts.  The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs.  In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower’s obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other decision in favor of the Holder.  This Note shall be deemed an unconditional obligation of Borrower for the payment of money and, without limitation to any other remedies of Holder, may be enforced against Borrower by summary proceeding pursuant to New York Civil Procedure Law and Rules Section 3213 or any similar rule or statute in the jurisdiction where enforcement is sought.  For purposes of such rule or statute, any other document or agreement to which Holder and Borrower are parties or which Borrower delivered to Holder, which may be convenient or necessary to determine Holder’s rights hereunder or Borrower’s obligations to Holder are deemed a part of this Note, whether or not such other document or agreement was delivered together herewith or was executed apart from this Note.

6.7            Maximum Payments.  Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum rate permitted by applicable law.  In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum rate permitted by applicable law, any payments in excess of such maximum rate shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

6.8            Non-Business Days.   Whenever any payment or any action to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment may be due or action shall be required on the next succeeding business day and, for such payment, such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

6.9            Facsimile Signature.  In the event that the Borrower’s signature is delivered by facsimile transmission, PDF, electronic signature or other similar electronic means, such signature shall create a valid and binding obligation of the Borrower with the same force and effect as if such signature page were an original thereof.

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IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the _____ day of October, 2012.

CAMBRIDGE HEART, INC.

By:
	Name:	Ali Haghighi-Mood
	Title:	President and Chief Executive Officer

WITNESS:

________________________________